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                                                                     EXHIBIT 4.9

            AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

     This Amendment dated as of July 26, 2007 between COMPUWARE CORPORATION, a Michigan corporation (herein called "Company") and COMERICA BANK, a Michigan banking corporation (herein called "Bank").

                                    RECITALS:

     A. Company and Bank entered into that certain Amended and Restated Credit Agreement dated as of July 27, 2006 (the "Agreement").

     B. Company and Bank desire to amend the Agreement as set forth below.

     NOW, THEREFORE, the parties agree as follows:

     1. The definition of "Maturity Date" in Section 1 of the Agreement is amended by replacing the term "July 26, 2007" with the term "October 26, 2007."

     2.   Section 2 of the Agreement is amended to add the following Section
          2.8:

               "2.8 If at any time Bank and Company agree to extend the Maturity Date of the credit facility hereunder (it being understood that Bank, in its sole and unfettered discretion, may decline to so extend the Maturity Date), in consideration of such extension, Company shall pay Bank a facility fee equal to fifteen (15) basis points per annum of the full principal amount of the Commitment to be extended (whether used or unused), payable in advance and calculated on the basis of the actual number of days elapsed in a year of 360 days."

     3. The above amendments shall be effective as of the date hereof upon Bank's receipt of (a) this Amendment duly executed and delivered by Company and Bank, (b) a facility fee in the amount of $37,500 payable by Company to Bank, and (c) the opinion of Thomas Costello, Jr., General Counsel and Secretary of the Company, as to the due organization and good standing of the Company and the Guarantor, the Company's and Guarantor's due authorization of this Amendment, this Amendment's non-contravention with law or the terms of the Company's and the Guarantor's respective organizational documents, any required governmental consents or approvals and such other opinions as the Bank may reasonably request.

     4. Except as expressly modified hereby, all of the terms and conditions of the Agreement shall remain full force and effect.

     5. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents

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          and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.10 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof. Without limiting the foregoing and for the avoidance of doubt, Company hereby represents and warrants that the execution, delivery and performance of this Amendment are within Company's corporate powers, have been duly authorized, are not in contravention of law or Company's organizational documents or of the un-waived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound and do not require the consent or approval of any governmental body, agency or authority; and this Amendment is the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

     6.   This Amendment may be executed in counterparts as provided in Section
          10.12 of the Agreement

     Executed as of the date first written above.

COMERICA BANK                           COMPUWARE CORPORATION


By: /s/ Timothy H. O'Rourke             By: /s/ Laura Fournier
    --------------------------------        ------------------------------------
    Timothy H. O'Rourke                     Laura Fournier
Its: Vice President                     Its: Senior Vice President and
                                             Chief Financial Officer